Exhibit 10.3

AGREEMENT BETWEEN NORTH STATE BANK

AND LARRY BARBOUR

THIS AGREEMENT is made and entered into on this lst day of June, 2000, by and between North State Bank (hereinafter referred to as “the Bank”) and Larry D. Barbour (hereinafter referred to as “Barbour”).

WITNESSETH THAT:

WHEREAS, as of the effective date of this Agreement, Larry D. Barbour is employed by North State Bank as President and Chief Executive Officer, and as of the date of execution of this Agreement is employed in such capacity and is serving as a director of the Bank;

WHEREAS, the Bank desires to retain the services of Larry D. Barbour; and

WHEREAS, the parties to this Agreement desire to establish mutually satisfactory arrangements in the event there is a termination of services of Larry D. Barbour under circumstances provided for hereinafter;

NOW, THEREFORE, for and in consideration of the premises and the following covenants, the parties do hereby mutually agree:

1.     Capitalized terms used in this Agreement shall have the following definitions:

(a)	The term “Base Salary” means the annualized salary paid to Larry D. Barbour by the Bank during the twelve-month period ending on the last day of the last full month immediately preceding the termination date. Such Base Salary shall be reviewed annually by the Compensation Committee or such other committee with the equivalent responsibilities.

(b)	The term “Bonuses” shall mean any and all incentive bonuses or discretionary bonuses granted by the Compensation Committee or the Board of Directors to Barbour within the most current twelve month period during the term of this Agreement.

(c)	The term “Cause” means (i) the breach of or negligent inattention to duties as the President and Chief Executive Officer of the Bank; (ii) malfeasance of office or disloyalty to the Bank; (iii) commission of a felony or an unlawful act involving fraud or moral turpitude; or (iv) removal of Barbour by federal or state regulators following a takeover of the Bank by such regulators.

(d)

“Change in Control” means (A) the acquisition at any time by a “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) who or which are the beneficial owners (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities representing more than 40% of the combined voting power in the election of directors of the then outstanding securities of the Bank or any successor of the Bank, unless the acquisition of securities resulting in such ownership by such person or group had been approved by the Board of Directors of the Bank; (B) the termination of service of directors, for any reason other than death, disability or retirement from the Board of Directors, during any period of two consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board of Directors, unless the election of or nomination for election of each new director during such period was approved by a vote of at least a majority of the directors still in office who were directors at the beginning of the period; (C) approval by the shareholders of the Bank of any sale or disposition of substantially all of the assets or earning power of the Bank; or (D) approval by the shareholders of the Bank of any merger, consolidation, or statutory share exchange to which the Bank is a party as a result of which the persons who were stockholders immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation. Each determination concerning whether an event constitutes a Change in Control shall be made in a consistent manner as to the particular event with respect to all participants at the time of the event.

(e)	The term “Total Compensation” shall mean Base Salary plus any Bonuses.

2.     The Bank agrees to employ Barbour as President and Chief Executive Officer of the Bank or such other position as may be assigned to him by the Board of Directors of the Bank during the term of this Agreement. Barbour agrees to carry out such duties to the best of his abilities, as may be assigned to him from time to time by the Board of the Bank and to devote his full working time and energies to the business of the Bank, provided such duties shall be consistent with his position as President and Chief Executive Officer of the Bank. In addition, the Bank shall use its best efforts to cause Barbour to be nominated and elected as a Director of the Bank and its subsidiaries and affiliates or their successors during the term of this Agreement.

3.     The term of employment provided for in this Agreement shall commence on June 1, 2000, and shall remain in full force for a period of three years thereafter. Such term shall be automatically extended for an additional year on each anniversary of the term commencement date and shall continue to renew as such, unless 30 days written notice of nonextension is provided by the Bank to Barbour.

4.     In the event of termination of Barbour’s employment by the Board of Directors of the Bank for any reason other than Cause, death, Total and Permanent Disability, Retirement, or a Change in Control, the Bank agrees to provide and Barbour shall receive from the Bank ail amount as follows:

(a)	If Barbour is terminated pursuant to this Section 4 prior to the first anniversary of this Agreement, he shall receive one year of Total Compensation.

(b)	If Barbour is terminated pursuant to this Section 4 subsequent to the first anniversary of this Agreement, but prior to the second anniversary of this Agreement, he shall receive two years of Total Compensation.

(c)	If Barbour is terminated pursuant to this Section 4 subsequent to the second anniversary of this Agreement, he shall receive three years of Total Compensation.

Any amounts payable pursuant to this Section 4 may be paid in the sole discretion of the Bank in either a lump sum or in equal monthly amounts for the period that the Total Compensation is owed.

5.     In the event of termination of Barbour’s employment by reason due to death, Total and Permanent Disability or Retirement, Barbour (or Barbour’s Estate in the event of his death), shall be entitled to receive:

(a)	payment of any previously unpaid Base Salary through the date of termination;

(b)	payment of any life insurance, disability or other benefits, if any, for which Barbour is then eligible under the terms of the Bank’s employee retirement, benefit and welfare plans; and, in the case of death or Total and Permanent Disability, a right to immediately vest in 100% of all options to purchase Common Stock of the Bank that have been granted to Barbour by the Bank, to be exercised in accordance with the terms of any grant documents.

For purposes of this Section 5, “Total and Permanent Disability” shall have occurred if Barbour (i) has established to the satisfaction of the Board of Directors that he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 6 months and (ii) has satisfied any requirement imposed by the Board of Directors in regard to evidence of such disability. For purposes of this section, “Retirement” shall mean the date Barbour reaches 65 or the date Barbour retires in accordance with the Bank’s retirement arrangements established for Barbour with Barbour’s consent.

6.     In the event of termination of Barbour’s employment for Cause, Barbour shall receive only the payment of any previously unpaid Base Salary through the date of termination.

7.     In the event, but only in the event, that Barbour’s employment is terminated at any time within three years following a Change in Control under circumstances stated in section (a) or (b) below of this Section 7, and only in such circumstances, Barbour shall be entitled to receive those payments and benefits from the Bank as set forth in Section 8 herein. The circumstances to which this Section 7 applies are:

(a)	Termination by the Board of Directors of the Bank for reasons other than for Cause or other than as a consequence of Barbour’s death, or attainment of normal Retirement as provided under any Bank retirement plan as in effect immediately preceding such date or the attainment of Retirement as defined above; or

(b)	Termination voluntarily by Barbour following the occurrence of any of the following events:

(i)	the assignment of Barbour to any duties or responsibilities with his position, duties, responsibilities or status immediately preceding such Change in Control, or a change in his reporting responsibilities or titles in effect at such time resulting in a reduction of his responsibilities or position;

(ii)	the reduction of Barbour’s annual salary (including any deferred portions thereof) or level of benefits or supplemental compensation;

(iii)	the transfer of Barbour to a location requiring a change in his residence or a material increase in the amount of travel normally required of Barbour in connection with his employment; or

(iv)	the good faith determination by Barbour that due to a Change in Control (including any changes in circumstances at the Bank that directly or indirectly affect Barbour’s position, duties, responsibilities or status immediately preceding such Change in Control) he is no longer able effectively to discharge his duties and responsibilities.

8.     In the event of termination of Barbour’s employment under the circumstances set forth in Section 7 above, the Bank agrees to provide or to cause to be provided to Barbour the following rights and benefits:

(a)

Barbour shall be entitled to receive payment from the Bank, in his sole discretion, in cash, either (i) an amount equal to three years of Total Compensation within 30 days after such termination or (ii) an amount equal to three years of Total Compensation, payable monthly, over such three year period. In the event of Barbour’s death prior to the time that such payments are made under this Section 8(a), all such sums shall be distributed to such beneficiary as Barbour may from time to time designate in writing to the Bank, and if no such beneficiary is named, such sums shall be paid to Barbour’s estate.

(b)	Unless prohibited by law, in the event that Barbour is entitled to receive any sums or awards pursuant to compensation plans presently in place or which shall hereinafter be approved by the Board of Directors of the Bank, any and all vesting or maturity schedules or other rights conditioned upon the passage of time set forth in such compensation plans shall immediately lapse or be deemed to have a vesting schedule of three years, and Barbour shall be entitled to receive all benefits previously granted to him thereunder. In the event any such immediate lapse or three-year vesting schedule would cause any such compensation plan that is then a “qualified” plan under the Internal Revenue Code to become non-qualified or would cause any materially adverse consequences to the Bank or its other employees, then such immediate lapse or three-year vesting shall not occur, but, instead, the Bank shall make such payments or otherwise provide such additional or substantially equivalent benefits or payments as may be, in the opinion of a mutually acceptable qualified third party, necessary to make the payments or benefits to Barbour substantially equal to those to which he would have been entitled if such immediate lapse or three-year vesting had occurred.

(c)	In the event termination should occur prior to the grant of options and awards designated to Barbour, the Bank shall provide such substantially equivalent payments or benefits as may be, in the opinion of a mutually acceptable qualified third party, necessary to make the payments or benefits to Barbour substantially equal to those to which he would have been entitled if such options and awards had been adopted by the Board and approved by the shareholders, and if such options and awards had been granted as of the effective date of this Agreement.

(d)	In the event there are payments of whatever nature arising from this Agreement due on or after the date of termination from the Bank or any parent or subsidiary of the Bank to Barbour, the receipt of which has been deferred by means of an instrument in writing signed by Barbour, such payment shall be paid within 30 days of termination in a lump sum to Barbour. In the event there are obligations (whether or not arising from this Agreement) of the Bank or any parent or subsidiary of the Bank to Barbour outstanding on or after the date of termination, all such obligations shall immediately be accelerated to maturity and become due and payable in full as of the date of termination.

(e)

Until Barbour reaches age 65, Barbour shall continue to be covered by such life insurance, medical insurance, and accident and disability insurance plans of the Bank or any successor plans or programs in effect at or after termination for employees in the same class or category as was Barbour prior to his termination, subject to Barbour making payments thereunder required of employees in the same class or category as Barbour was prior to his termination. In the event Barbour is ineligible for continuation of such coverage under the terms of such benefit plan or in the event Barbour is eligible but the benefits applicable to Barbour under such plans or programs after termination are not substantially equivalent to the benefits applicable to Barbour immediately prior to termination, then, until Barbour’s normal retirement date, the Bank shall provide such substantially equivalent benefits or such additional benefits as may be, in the opinion of a mutually acceptable qualified third party, necessary to make the benefits applicable to Barbour substantially equal to those in effect before termination, provided, however, that if during such period Barbour shall enter into the employ of another company or firm which provides substantially similar benefit coverage, Barbour’s participation in the comparable benefit provided by the Bank either directly or through other sources shall cease.

(f)	The ownership of all club memberships, automobiles and other perquisites which were assigned to Barbour prior to termination shall be transferred to Barbour, at no cost to him (other than any income tax cost he may incur as a consequence of such transfer) within 30 days of his termination.

(g)	The specific arrangements referred to in this Section 8 are not intended to exclude Barbour’s participation in other benefit plans in which Barbour currently participates or which may become available to Barbour, nor to preclude other compensation or benefits which may be authorized by the Board of Directors from time to time.

(h)	Notwithstanding the provisions of law or any provisions hereunder, Barbour’s entitlement to benefits hereunder shall not be governed by a duty to mitigate those damages by seeking further employment nor offset by any compensation he may receive from future employment.

9.     The Bank has and shall have no responsibility or obligation for any income tax or other tax costs or liabilities incurred by Barbour as a result of or in connection with any payments or payment obligations by the Bank to Barbour under this Agreement, and all such payments and payment obligations shall be computed without regard to any tax effects to Barbour.

10.     The Bank’s promise to pay or cause to be paid to Barbour pursuant to the provisions of Section 8 are absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any rights of off-set, counterclaim, recoupment, defense, or other rights which the Bank may have against him or others. All such amounts payable or to be payable by the Bank hereunder shall be paid without notice or demand, and each and every such payment made by the Bank shall be final, and the Bank shall not have any reason whatsoever to seek to recover any payment from Barbour or whomever shall be entitled thereto.

11.     Bank and Barbour recognize that there may be significant legal issues or restrictions arising under banking, securities, corporate or other laws that may affect the Bank’s and Barbour’s ability to effectuate their mutual intent as expressed in this Agreement, particularly with respect to the stock option and restricted stock award plans, but that have not been deter-mined at the time this Agreement is executed, and thus certain modified or additional undertakings may later be determined necessary. Further, it is the desire of the Bank and Barbour that the provisions of this Agreement be effectuated in a fashion that will not adversely affect the interests of the Bank’s other employees and its shareholders, but that this Agreement be carried out in such a manner as will benefit those constituencies. Accordingly, the Bank and Barbour agree that the undertakings of such actions and execution and delivery of such agreements, instruments or other documents as they may mutually deem necessary or appropriate to accomplish all such purposes, shall not be deemed to be in derogation of or inconsistent with this Agreement, but in fulfillment thereof.

12.     This Agreement constitutes the entire Agreement between the parties and supersedes all memoranda, discussion, correspondence and agreements prior to the date of execution of this Agreement. This Agreement shall be binding on the heirs, executors, administrators, successors and assigns of the parties. This Agreement is to be governed by the laws of the state of North Carolina. In the event that any part of this Agreement shall be held invalid or unenforceable, it shall not affect the validity of this Agreement as a whole or other remaining parts thereof. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

NORTH STATE BANK

BY:	/s/ CHARLES T. FRANCIS
Charles T. Francis
Executive Committee

BY:	/s/ JACK M. STANCIL
Jack M. Stancil
Executive Committee

/s/ LARRY D. BARBOUR
Larry D. Barbour

AMENDMENT NO. 1 TO THE

AGREEMENT BETWEEN NORTH STATE BANK

AND LARRY BARBOUR

THIS AMENDMENT NO. 1 to the Agreement between North State Bank (hereinafter referred to as “the Bank”) and Larry D. Barbour (“Barbour”) is made and entered into on this 30th day of December, 2009.

WITNESSETH:

WHEREAS, the Bank and Barbour entered into that certain Agreement dated as of June 1, 2000 (the “Agreement”);

WHEREAS, capitalized terms used in this First Amendment shall have the same meaning as assigned to them in the Agreement;

WHEREAS, Section 12 of the Agreement permits modification of the Agreement in a writing signed by the parties to the Agreement; and

WHEREAS, the parties hereto now desire to amend the Agreement upon the terms and conditions enumerated below.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Section 4. of the Agreement is hereby amended by deleting the last paragraph and substituting the following two (2) new paragraphs for it:

Any amounts payable pursuant to this Section 4 shall be paid in equal monthly amounts for the period that the Total Compensation is owed.

However, if the payments payable pursuant to this Section 4 to Barbour in connection with his termination of employment are determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and Barbour is a “specified employee” as defined in Section 409A(2)(B)(i) of the Code, such payments shall not be paid before the day that is six (6) months plus one (1) day after the termination date (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Barbour during the period between the termination date and the New Payment Date shall be paid to Barbour in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

2. Section 8 of the Agreement is hereby deleted and replaced in its entirety with the following new Section 8:

8.	In the event of termination of Barbour’s employment under the circumstances set forth in Section 7 above, the Bank agrees to provide or to cause to be provided to Barbour the following rights and benefits:

(a)	Barbour shall be entitled to receive payment from the Bank in cash in an amount equal to three (3) years of Total Compensation, payable monthly, over the three-year period beginning immediately after the Termination Date. In the event of Barbour’s death before the Bank can complete all required payments under this Section 7(a), any remaining payments due Barbour shall be distributed to such beneficiary as Barbour may from time to time designate in writing to the Bank, and if no such beneficiary is named, such sums shall be paid to Barbour’s estate;

(b)	Unless prohibited by law, in the event that Barbour is entitled to receive any sums or awards pursuant to compensation plans presently in place or which shall hereinafter be approved by the Board of Directors of the Bank, any and all vesting or maturity schedules or other rights conditioned upon the passage of time set forth in such compensation plans shall immediately lapse or be deemed to have a vesting schedule of three years, and Barbour shall be entitled to receive all benefits previously granted to him thereunder. In the event any such immediate lapse or three year vesting schedule would cause any such compensation plan that is then a “qualified” plan under the Internal Revenue Code to become non qualified or would cause any materially adverse consequences to the Bank or its other employees, then such immediate lapse or three year vesting shall not occur, but, instead, the Bank shall make such payments or otherwise provide such additional or substantially equivalent benefits or payments as may be, in the opinion of a mutually acceptable qualified third party, necessary to make the payments or benefits to Barbour substantially equal to those to which he would have been entitled if such immediate lapse or three year vesting had occurred.

(c)	In the event termination should occur prior to the grant of options and awards designated to Barbour, the Bank shall provide such substantially equivalent payments or benefits as may be, in the opinion of a mutually acceptable qualified third party, necessary to make the payments or benefits to Barbour substantially equal to those to which he would have been entitled if such options and awards had been adopted by the Board and approved by the shareholders, and if such options and awards had been granted as of the effective date of this Agreement.

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(d)	In the event there are payments of whatever nature arising from this Agreement due on or after the date of termination from the Bank or any parent or subsidiary of the Bank to Barbour, the receipt of which has been deferred by means of an instrument in writing signed by Barbour, such payment shall be paid within 30 days of termination in a lump sum to Barbour. In the event there are obligations (whether or not arising from this Agreement) of the Bank or any parent or subsidiary of the Bank to Barbour outstanding on or after the date of termination, all such obligations shall immediately be accelerated to maturity and become due and payable in full as of the date of termination.

(e)	Until Barbour reaches age 65, Barbour shall continue to be covered by such life insurance, medical insurance, and accident and disability insurance plans of the Bank or any successor plans or programs in effect at or after termination for employees in the same class or category as was Barbour prior to his termination, subject to Barbour making payments thereunder required of employees in the same class or category as Barbour was prior to his termination. In the event Barbour is ineligible for continuation of such coverage under the terms of such benefit plan or in the event Barbour is eligible but the benefits applicable to Barbour under such plans or programs after termination are not substantially equivalent to the benefits applicable to Barbour immediately prior to termination, then, until Barbour’s normal retirement date, the Bank shall provide such substantially equivalent benefits or such additional benefits as may be, in the opinion of a mutually acceptable qualified third party, necessary to make the benefits applicable to Barbour substantially equal to those in effect before termination, provided, however, that if during such period Barbour shall enter into the employ of another company or firm which provides substantially similar benefit coverage, Barbour’s participation in the comparable benefit provided by the Bank either directly or through other sources shall cease.

(f)	The ownership of all club memberships, automobiles and other perquisites which were assigned to Barbour prior to termination shall be transferred to Barbour, at no cost to him (other than any income tax cost he may incur as a consequence of such transfer) within 30 days of his termination.

(g)	The specific arrangements referred to in this Section 8 are not intended to exclude Barbour’s participation in other benefit plans in which Barbour currently participates or which may become available to Barbour, nor to preclude other compensation or benefits which may be authorized by the Board of Directors from time to time.

(h)	Notwithstanding the provisions of law or any provisions hereunder, Barbour’s entitlement to benefits hereunder shall not be governed by a duty to mitigate those damages by seeking further employment nor offset by any compensation he may receive from future employment.

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However, payment of any benefits under this Section shall be subject to the following restrictions and reductions:

(a)	If the payments otherwise payable to Barbour hereunder would be subject to the excise tax imposed by Section 4999 of the Code, such payments shall be reduced to the extent necessary to prevent imposition of such excise tax.

(b)	If the payments otherwise payable to Barbour in connection with his termination of employment are determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and Barbour is a “specified employee” as defined in Section 409A(2)(B)(i) of the Code, such payments shall not be paid before the day that is six (6) months plus one (1) day after the termination date (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Barbour during the period between the termination date and the New Payment Date shall be paid to Barbour in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

3. No Other Amendment. Except as specifically amended pursuant to this First Amendment, the Agreement remains in full force and effect in accordance with its terms.

4. Governing Law. This First Amendment shall be governed, construed and interpreted in accordance with the laws of the State of North Carolina, without giving effect to principles of conflicts of laws.

5. Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6. Binding Effect. This First Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, successors and assigns.

7. Effect of Amendment. Except as expressly amended herein, the terms of the Agreement are incorporated herein by reference as if fully set out and shall remain in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the parties have executed this First Amendment to the Agreement effective as of the Effective Date.

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NORTH STATE BANK:
BY:
Member
Executive Committee
BY:
Member
Executive Committee
Larry D. Barbour

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